Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

January 9, 2008

Board of Directors

IdeaEdge, Inc.

6440 Lusk Blvd., Suite 200

San Diego, CA 92121

Dear Members of the Board:

With regard to the Registration Statement on Form SB-2, we consent to the incorporation of our report dated December 14, 2007 relating to the balance sheet of IdeaEdge, Inc. (formerly VOS International, Inc.) as of September 30, 2007, and the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended September 30, 2007 and 2006.

We also consent to the reference of our firm under the caption “Experts” in this Prospectus.

/s/Cordovano and Honeck LLP

Cordovano and Honeck LLP

Certified Public Accountants

Englewood, Colorado